CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this 27th day of August, 2008, by and between RICHARD F. LANE, an individual, (“Consultant”) and SOUTHWESTERN ENERGY COMPANY (the “Company”), a Delaware corporation.

WHEREAS, Consultant is employed as Executive Vice President of the Company, and President of its subsidiaries SEECO, Inc. and Southwestern Energy Production Company as well as a director of certain of the Company’s other subsidiaries;

WHEREAS, pursuant to the terms of a certain Separation Agreement dated of even date herewith, between Consultant and Executive (the “Separation Agreement”), upon the expiration of the Revocation Period (as defined in the Separation Agreement), Consultant will be resigning his employment with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as from any office or position with any trade group or other industry organization which he holds on behalf of the Company or its subsidiaries or affiliates, effective as of September 3, 2008 (the “Effective Date”); and

WHEREAS, the Company desires that Consultant be available to provide certain consulting services to the Company (collectively, the “Consulting Services”) and assist in the transition of his former responsibilities with respect to the exploration and production business of the Company and its subsidiaries and such other activities as may be requested from time to time by the Company (collectively, the “Company’s E&P Business”) and Consultant has agreed to perform consulting work for the Company by providing such Consulting Services;

THEREFORE, the parties wish to enter an agreement whereby Consultant continues to provide the Company with the benefit of his valuable experience and knowledge of the E&P industry and the Company’s operations, and to that end they hereby covenant and agree as follows:

ARTICLE 1

Scope of Work and Compensation

1.1

Consultant's Services.  Consultant shall provide the Consulting Services to the Company from time to time as requested by the Company.  Consultant will devote such time as is reasonably required to perform the Consulting Services for the Company under this Agreement but shall have discretion in selecting the dates and times he performs such Consulting Services giving due regard to the needs of the Company’s business.  As part of the Consulting Services, Consultant shall identify for the Company potentially productive, geologic prospects within the United States that are available for leasing or other acquisition and which are not in geographic areas where the Company already has operations or that have not already been identified by the Company (collectively, “Prospects”).

1.2

Consideration.  In consideration for the Consulting Services, for the period from the Effective Date through December 31, 2009, the Company will pay Consultant the rate of $26,775.00 per month.

ARTICLE 2

Term

2.1

Term.  This Agreement shall commence on the Effective Date and shall terminate on December 31, 2009, unless earlier terminated by either party hereto.  Either party may terminate this Agreement upon thirty (30) days prior written notice; provided, however, if the Company terminates this Agreement without cause, Consultant shall be entitled to receive the monthly payments described in Section 1.2 for the remaining term of the Agreement.  This Agreement shall automatically terminate if Consultant shall revoke the Separation Agreement prior to the expiration of the Revocation Period.

2.2

Survival.  The provisions of Articles 4, 5, 6 and 7 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect thereafter for the duration specifically stated in those Articles.

ARTICLE 3

Independent Contractor

3.1

Taxes.  Each party acknowledges that Consultant is not an employee for state or federal tax purposes or any other purpose and that neither the Company nor any of its subsidiaries or affiliates is obligated to pay any contribution to Social Security, unemployment insurance or to withhold federal or state taxes.  It is understood that the Company will not withhold any amounts from Consultant’s consideration hereunder for payment of federal, state or local taxes of any nature.  Consultant shall be responsible for all taxes arising from any and all amounts paid to him under this Agreement, and he shall be responsible for all payroll taxes and fringe benefits of his employees, if any.  Consultant agrees that, as an independent contractor, it is his responsibility to report and pay any contributions for taxes, unemployment insurance, Social Security and other benefits for himself or anyone he employs.

3.2

Benefits.  Consultant expressly acknowledges and agrees that he (i) is acting as an independent contractor in performing the Consulting Services hereunder, (ii) is not entitled to health, accident, disability, workers' compensation or any other insurance coverage from the Company, its subsidiaries or affiliates and (iii) shall not be entitled to any rights and or privileges of employees of the Company, its subsidiaries or affiliates and shall not be considered in any way to be an employee of the Company, its subsidiaries or affiliates.  Consultant and Consultant’s employees, if any, will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan provided by the Company to its employees and no workers' compensation insurance shall be obtained by Company covering Consultant or Consultant’s employees.

3.3

No Representation or Agency.  The relationship between Consultant and the Company created by this Agreement shall be that of independent contractor, and Consultant shall have no authority to bind or act as agent for the Company, its subsidiaries or affiliates or any of their employees for any purpose.  Consultant does not and shall not represent the Company, its

Board of Directors, its officers, or any other employee of the Company in any transaction or communication; nor shall Consultant make any claim to do so.  Except as otherwise provided in this Agreement, the Company shall exercise no control over Consultant nor the methods or means employed by Consultant in performing the Consulting Services.  The Company shall not direct Consultant in the performance of the Consulting Services hereunder and is solely interested in the attainment of the desired results.

ARTICLE 4

Non-Disclosure, Non-Use and Non-Disparagement Agreements.

4.1

“Proprietary Information” Defined.  For the purposes of this Agreement, “Propriety Information” shall mean any and all information in any form related in any way to the Company’s E&P Business that was disclosed to Consultant by any person or entity in the course of, or in furtherance of, Consultant’s prior employment with the Company or his Consulting Services rendered hereunder.  Proprietary Information shall be deemed to include, without limitation, any trade secrets; methods; processes; formulae; systems; techniques; original inventions; prototypes; computer programs; customer lists; seismic data; lease terms and conditions; pricing and cost data and formulae; financial data, systems, and methods; extraction and production data, methods, systems, plans, and infrastructure; marketing techniques and plans; drawings and blueprints; business policies and practices; designs, reports, manuals, correspondence, and business plans of any nature; testing and research projects and data of any nature; past, present, and future development plans; engineering plans and specifications; manufacturing systems and methods; service systems and methods; past, present, and future products; sales and distribution data, methods, systems, and plans; suppliers; customers and clients; and any information received from a third-party that the Company is obligated to treat as confidential.  Notwithstanding the foregoing, Proprietary Information shall not include any information that is, or becomes through no breach of obligations of confidentiality by Consultant, known to the public.

4.2

Property of the Company.  Consultant acknowledges that all Proprietary Information (including all copies and reproductions thereof) remains the sole and exclusive property of the Company, and he has returned to the Company all documents, notes, removable computer disks, correspondence, manuals, and other papers and media containing Proprietary Information, including any and all copies, reproductions, or summaries of same, that he acquired during the course of his previous employment with the Company  and will return all such materials that he may obtain in the course of rendering Consulting Services hereunder.  Consultant further agrees that he shall permanently delete or otherwise permanently destroy any and all Proprietary Information that may be contained on any non-removable computer hard drive or other data storage device that is Consultant’s personal property.

4.3

Non-Disclosure Covenant.  Consultant (1) shall in perpetuity maintain in trust and confidence and not disclose to any third party, either orally or in writing, any Proprietary Information without the prior express written authorization of the Company; and (2) shall in perpetuity not use Propriety Information for any personal or business purpose, whether for himself or any third-party, not in furtherance of his Consulting Services to the Company hereunder.

4.4

Non-Disparagement Covenant.  Consultant agrees that he shall not publicly or privately disparage or criticize the Company, its subsidiaries, affiliates, officers, directors or employees.  The Company agrees that its executive officers and directors will not, and will not knowingly permit the Company to, publicly or privately disparage or criticize Consultant.

4.5

Third-Parties.  In the event that Consultant elects to use the service of any other person, entity or organization in the performance of Consultant’s duties hereunder, no Proprietary Information shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement in form satisfactory to the Company covenanting to protect the confidentiality of such Proprietary Information and acknowledging the Company’s ownership of all right, title and interest in such Proprietary Information.

ARTICLE 5

Non-Competition and Non-Solicitation

5.1

Non-Competition Covenant.  Consultant acknowledges that in his previous employment as Executive Vice President of the Company and President of SEECO, Inc. and Southwestern Energy Production Company, he acquired an intimate knowledge of the business activities of the Company and its subsidiaries in the States of Texas, Oklahoma, Arkansas, Louisiana and Pennsylvania, and he agrees this wide scope of knowledge necessitates a broad geographical area of non-competition in order to protect the business interests of the Company.  Therefore, Consultant agrees that from the Effective Date and through December 31, 2009 (the “Non-Compete Period”), he shall not, directly or indirectly, as owner, operator, agent, employee, independent contractor, or consultant of any corporation, partnership, association, agency, or other business entity, use the Company’s Proprietary Information by engaging in the business of oil and natural gas exploration, development, extraction or sale in the areas in which the Company had operations or had identified prospects as of the date of this Agreement in the States of Texas, Oklahoma, Arkansas and Pennsylvania (collectively, the “Non-Compete Areas”), except that Consultant may engage in such activities for the Company pursuant to the terms of this Agreement. .

5.2

Non-Solicitation.  Consultant agrees that during the Non-Compete Period, he shall not directly or indirectly, on behalf of himself or any other person, firm, corporation, partnership, association, agency, or other business entity:

a.

Call upon any person or entity who was a customer of the Company (i) on the date of this Agreement, (ii) at any time during Consultant’s prior employment with the Company and its subsidiaries, or (iii) during the term of this Agreement, for the purpose of soliciting business or otherwise;

b.

Call upon any person or entity who was an employee, agent, or representative of the Company (i) on the date of this Agreement, or (ii) who is such at any time during the Non-Compete Period, for the purpose of soliciting or inducing such person or entity either to discontinue their business relationship with the Company or to establish a business relationship with Consultant or any other third-party; or

c.

Solicit, divert or take away or attempt to solicit, divert or take away any of the customers, clients, business, patrons, or employees of the Company, or others maintaining a business relationship with the Company, who were such during Consultant’s prior employment with the Company, who were such on the date of this Agreement, or who are such at any time during the Non-Compete Period.

ARTICLE 6

Prospects

6.1

Right of First Refusal for Prospects.  Consultant hereby grants the Company a first and prior exclusive right, but not the obligation, to acquire up to an undivided seventy-five percent (75%) interest (the “Company Share”) in and to any and all Prospects acquired by Consultant or any other person, firm, corporation, partnership, association, agency, or other business entity controlled by Consultant (a “Consultant Company”) during the period from the Effective Date through December 31, 2009.  For purposes of the immediately preceding sentence, a business entity shall be deemed “controlled” by Consultant if Consultant owns fifty percent (50%) or more of the voting securities of such business entity.  Consultant shall keep the Company informed on a current basis as to any potential or pending Prospects, such that the Company will have as much advance notice as possible so as to enable it to begin considering whether it may be interested in acquiring Prospects that may become available hereunder.  The Company’s election to acquire less than the full Company Share of a Prospect or, alternatively, the Company’s election to decline to participate in a Prospect altogether shall not affect or impair the Company’s right to participate in other available Prospects.

6.2

Notice and Election Procedures.  The Company shall be given twenty (20) days from the date of receipt of the Prospect information package assembled by Consultant to elect to acquire all or a portion of the Company Share by written notification to Consultant of its election.  The Prospect information package shall include (i) a description of the Prospect, including the objective formation(s) included within the Prospect, (ii) all geological, geophysical, engineering, land and other material information as is within Consultant’s possession, custody or control regarding the Prospect, and (iii) a budget that sets forth in reasonable detail a good faith estimate of the costs incurred and to be incurred in connection with the acquisition of the Prospect (collectively, the “Prospect Acquisition Costs”), including, but not limited to, (a) all costs associated with the acquisition of oil and gas leases, farmout agreements and other rights and contracts covering lands with the Prospect, (b) all costs associated with the acquisition of geological, geophysical, engineering and other pertinent data relating to the Prospect and (c) all reasonable overhead costs incurred and to be incurred by Consultant in connection with the acquisition of the Prospect.  If the Company elects not to participate in a Prospect or fails to provide Consultant with written notice of its election within such twenty (20) day period, then the Company shall no longer have any rights with respect to such Prospect.

6.3

Prospect Participation.  Upon making an election to participate, the Company and Consultant shall negotiate in good faith the terms of a definitive Prospect Development Agreement that shall set forth their respective rights and obligations regarding the acquisition and development of the Prospect.  The Prospect Development Agreement shall provide, among other things, that (i) contemporaneously with the execution of the Prospect Development

Agreement, the Company shall reimburse Consultant for its proportionate share of all Prospect Acquisition Costs incurred by Consultant through such execution date and (ii) thereafter, Consultant shall bill the Company monthly, in advance, for those Prospect Acquisition Costs that are projected to be incurred during each succeeding calendar month throughout the term of the Prospect Development Agreement.  The Prospect Development Agreement shall also set forth procedures for (i) conducting technical reviews of the Prospect, (ii) proposing the initial test well to be drilled on the Prospect (the “Initial Test Well”) and (iii) consenting or non-consenting to the drilling of the Initial Test Well.  Once the location of the Initial Test Well for a Prospect has been approved, all drilling and development activities conducted on the Prospect shall be governed by the terms of a Joint Operating Agreement in substantially the same form as the A.A.P.L. Form 610-1989 Model Form Operating Agreement, with such modifications as the Company and Consultant may agree upon.  Consultant and the Company shall use all reasonable efforts to finalize the terms of the Prospect Development Agreement and the Joint Operating Agreement within twenty (20) days following the Company’s election to participate in the Prospect.

ARTICLE 7

Remedies for Breach

7.1

Breach.  Consultant hereby acknowledges and agrees that, in the event of any breach of Articles 4, 5 or 6 of this Agreement, the Company will suffer irreparable injury such that no remedy at law will afford it adequate protection against or compensation for such injury. Accordingly, Consultant acknowledges and agrees that the Company shall be entitled to specific performance of Consultant’s obligations under Articles 4, 5 and 6 of this Agreement as well as further injunctive relief as may be granted by the court to effectuate the terms, intent, and purpose of this Agreement.

7.2

Remedies.  If any action at law or in equity is necessary to enforce the rights arising out of or relating to Articles 4, 5 or 6 of this Agreement, the Company shall be entitled to recover reasonable attorney’s fees, costs, and other disbursements incurred in such enforcement in addition to any other relief to which it may be entitled.

7.3

Disclosure of Covenants.  Consultant acknowledges and agrees that the Company may inform any future or prospective employer of Consultant, or any other third-party, of the existence and content of Consultant’s obligations under Articles 4, 5 and 6 of this Agreement, and Consultant agrees the terms of this Agreement shall be binding upon his successors and assigns, and shall inure to the benefit of the Company, and its successors and assigns.

ARTICLE 8

General Provisions

8.1

Conflicts of Interest Prohibited.  Consultant warrants that Consultant has not previously assumed any obligation inconsistent with those undertaken by him under this Agreement.  Consultant covenants and agrees not to consult or provide any services in any manner or capacity to any direct competitor of the Company during the duration of this

Agreement unless he is given express written authorization to do so by an executive officer of the Company.  A direct competitor of the Company for purposes of this Agreement is defined as any individual, partnership, corporation or other business entity that engages in the business of exploration, production, development, extraction or sales of oil or natural gas in the Non-Compete Areas.

8.2

Data.  All drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to the Company by Consultant in connection with the Consulting Services rendered under this Agreement (other than the Prospects) shall belong exclusively to the Company and shall be deemed works made for hire.  To the extent that operation of law bars any such items from being deemed works made for hire, Consultant hereby assigns to the Company full ownership of such items, and the Company shall have the right to obtain and hold in its own name and right any trademark, copyright, or other similar registration or protection that may be available for the protection of the rights of ownership of such items.  Consultant agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

8.3

Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in first-class mail properly addressed to the appropriate party at the address set forth below:

Notices to Consultant:

38 Hildene Way

The Woodlands, Texas  77382

Notices to the Company:

Southwestern Energy Company

2350 N. Sam Houston Parkway East, Suite 125

Houston, Texas 77032

Attention:  Executive Vice President & General Counsel

8.4

Standard of Conduct. In rendering Consulting Services under this Agreement, Consultant shall conform to the highest professional standards of work and business ethics.  Consultant shall not use time, materials, or equipment of the Company without the prior consent of the Company.

8.5

Entire Agreement and Amendments.  This Agreement and that certain Confidentiality and Intellectual Property Agreement dated August 27, 2003 between Consultant and the Company constitute the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral.  No amendment or extension of this Agreement shall be binding unless in writing and signed by both parties.

8.6

Waiver of Breach.  The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

8.7

Binding Effect and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of his rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

8.8

Governing Law, Severability, and Forum Selection.   This Agreement shall be governed by the laws of the State of Delaware, and any action to enforce the terms and conditions hereof shall be brought exclusively in the courts of the State of Delaware.  The parties also acknowledge and agree this Agreement involves a sum of money in excess of $100,000 and therefore the terms of Title 6, Section 2708, of the Delaware Code shall be applicable to any action brought hereunder.  Further, Consultant hereby submits to the jurisdiction of the courts of the State of Delaware for the purpose of litigating any action brought to enforce the terms and conditions of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above, but shall not become effective until the Effective Date.

CONSULTANT

SOUTHWESTERN ENERGY COMPANY

By:        /s/ RICHARD F. LANE

By:       /s/ STEVEN L. MUELLER

RICHARD F. LANE

Name:  Steven L. Mueller

            Title:  President & Chief Operating Officer